Exhibit 16.1

BDO Seidman, LLP Accountants and Consultants	1900 Avenue of the Stars, 11th Floor Los Angeles, California 90067 Telephone: (310) 557-0300 Fax: (310) 557-1777

December 17,2002

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

We have been furnished with a copy of the response to Item 4 of Form 8-K for the event that occurred on December 6, 2002, to be filed by our former client, Intervisual Books, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

BDO Seidman, LLP